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                                                                   Exhibit 10.15


                                MANUFACTURING AND
                             DISTRIBUTION AGREEMENT

                  This Agreement is between Rockford Corporation, an Arizona corporation ("Rockford"), and American Connection Incorporated, an Arizona corporation ("ACI"). Rockford and ACI agree as follows:

         1. BACKGROUND.

                  1.1 Rockford Business. Rockford is a manufacturer of high quality consumer electronic products used in automotive, professional, and home sound reproduction systems.

                  1.2 ACI Business and Experience. ACI is an affiliate of Path Group, Ltd., a British corporation ("Path"), and is a manufacturer and supplier of accessory products that may be used by Rockford's customers in installation of Rockford's own products.

                  1.3 Sales Relationship. Rockford and ACI desire to enter into a relationship whereby ACI will manufacture or purchase, warehouse, and drop ship accessory products (the "Products") to Rockford's dealers in the United States. The Products covered by this Agreement are identified on Exhibit A, attached hereto; the parties may at any time add other products to those identified by executing an amendment to Exhibit A and, upon such action, such products shall be treated for all purposes as "Products."

                  1.4 License. Rockford desires to license ACI to place certain of its trademarks and tradenames (the "Names") on the Products, solely for sales of the Products to Rockford's dealers in the United States. The Names are identified on Exhibit B, which may be amended by the parties from time to time.

                  1.5 Purpose. The purpose of this Agreement is to state the terms and conditions of the agreement between ACI and Rockford relating to sales of the Products to Rockford's dealers in the United States.

         2. DISTRIBUTION OF THE PRODUCTS. ACI agrees to manufacture or purchase, warehouse, and drop ship the Products to Rockford's dealers in the United States, and Rockford agrees to solicit sales of the Products, on the following basis:

                  2.1 Inventory. ACI shall manufacture or purchase the Products and shall maintain an inventory of the Products at a location or locations in the United States which shall be selected in consultation with Rockford. ACI shall maintain inventory at a level that is sufficient to satisfy reasonably expected demand for the Products. Representatives of Rockford and ACI shall meet regularly to discuss anticipated demand for the Products and the level of inventory appropriate to allow Rockford and ACI to meet that demand.

                  2.2 Solicitation of Sales. Rockford shall use its distribution network and sales representatives to solicit sales of the Products to Rockford's authorized dealers. Rockford may (but is not required to) use such sales methods as it deems appropriate in connection with such
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solicitations, including dealer visits, telemarketing, direct mail, and advertising. ACI shall not make any independent sales of the Products, but shall
(1) assist Rockford's sales staff and sales representatives in their efforts to sell the Products, (2) make available (subject to reasonable budgetary constraints established by ACI) to Rockford's dealers in the United States approved point-of-purchase materials including product displays as agreed to by Rockford from time to time, and (3) provide support as necessary in the form of technical information or advisory personnel. Sales of the Products shall be managed for all purposes so that dealers are encouraged to treat the Products as Rockford products and to deal directly with Rockford on all matters related to the Products.

                  2.3 Sales of Goods. ACI shall deliver the Products, to Rockford's dealers in the United States, upon its receipt from Rockford of dealer orders for the Products. Each order shall be shipped (subject to availability), freight prepaid, to a Rockford dealer as directed by Rockford and within one working day after Rockford delivers the order to ACI.

                  2.4 Price and Payment.

                           2.4.1 Price. ACI shall establish a dealer price and a
suggested retail price for each Product. Rockford shall sell the Products to its dealers at the dealer price suggested by ACI, subject to payment, volume, and other sales incentives established by Rockford that are either (a) no more than (Confidential material redacted and filed separately with the Commission) of the dealer price suggested by ACI or (b) approved by ACI (the dealer price established by ACI less such discounts is the "Net Dealer Price"). Rockford shall recommend that its dealers sell the products at the suggested retail price established by ACI.

                           2.4.2 Payments by Dealers and Credit Risk. Rockford
shall be solely responsible for collecting from its dealers all amounts due for all sales of Products to such dealers. ACI shall deliver to Rockford bills of lading or other shipment records promptly after it ships each order so that Rockford may properly invoice its dealers. Rockford is responsible for managing its credit relationship with its dealers and may establish, in connection with its acceptance of orders from dealers and delivery of orders to ACI, reasonable credit policies including, as it deems necessary, requirements for COD sales only.

                           2.4.3 Payments by Rockford to ACI. ACI shall submit
no later than Tuesday of each week an invoice to Rockford for all products shipped to Rockford's dealers during the previous calendar week. The amount of the invoice shall be for the Net Dealer Price less (1) a discount of (Confidential material redacted and filed separately with the Commission) of the Net Dealer Price constituting Rockford's marketing and administrative fee for soliciting sales of the Products and collecting payments from its dealers and
(2) a discount of (Confidential material redacted and filed separately with the Commission) of the Net Dealer Price for sales through December 31, 1996, and (Confidential material redacted and filed separately with the Commission) of the Net Dealer Price for sales thereafter constituting Rockford's royalty for permitting ACI to use the Names in connection with sales of the Products. Rockford shall pay ACI the amount of the invoice no later than Friday of the week the invoice is submitted (except that, if the invoice is submitted later than Tuesday, then Rockford shall pay no later than Friday

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of the following week). Rockford shall have the right to net against such invoice the amount due Rockford on account of returns.

                           2.4.4 Returns. Rockford may accept from its dealers
returns of Products on a basis consistent with Rockford's policies for returns of its own products. Upon receipt of a returned Product, Rockford shall deliver the Product to ACI and shall be entitled to a credit from ACI equal to the net amount paid by Rockford to ACI for such returned Product.

         3. IDENTIFICATION OF PRODUCTS AND USE OF NAMES.

                  3.1 Development of Products. Rockford and ACI shall cooperate to improve existing Products and develop new Products that will satisfy the needs of Rockford's dealers and their customers. ACI shall be principally responsible for development of such Products, with such assistance from Rockford as it requests or as Rockford offers. Prior to the development of any new Products the parties shall meet and agree upon (1) the anticipated role of each party in development of the Product, (2) any change in the marketing and administrative fees or royalty necessary for the Product, and (3) ownership of patents, trade secrets, copyrights and other intellectual property associated with the Product (other than the Names, which shall remain Rockford's exclusive property).

                  3.2 Addition of Products. ACI shall not produce or sell any Products, and shall not use the Names in connection with any Products, until Rockford has approved such Products and added them to Exhibit A as approved Products. When a Product is approved and added to Exhibit A, Rockford and ACI shall also agree whether the Product is to be "exclusive" pursuant to the terms of section 4.1 of this Agreement. Except as otherwise specifically agreed by Rockford and ACI, Installation Accessories shall be exclusive and all other Products, including Installation Tools, Promotional Materials, and Installation Software, shall be non-exclusive.

                  3.3 Limited License of Names. Rockford grants ACI a right to use the Names solely during the term of this Agreement and solely in connection with sales of the Products to Rockford's dealers in the United States. ACI shall use the Names only in a manner and form approved before use in writing by Rockford. If ACI wishes to propose a new use or form of the Names, it shall submit its proposal in writing to Rockford. Rockford shall promptly review such proposed use and indicate its approval or disapproval in writing; any proposed use shall be deemed approved if Rockford does not object within 15 business days after ACI submits it to Rockford in writing together with a written request for its approval.

                  3.4 Quality of Products. ACI shall provide Rockford with samples of each Product for its approval prior to any sale of the Product. ACI shall provide production samples to Rockford from time to time, as requested by Rockford, so that Rockford may confirm that the Products conform to the approved samples and to Rockford's requirements as to quality. All Products supplied by ACI to Rockford's dealers shall be of a quality at least equal to the samples supplied to Rockford.

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                  3.5 Goodwill and Ownership of Names. All goodwill generated by the use of the Names or promotion of the Products shall accrue to Rockford's benefit. ACI disclaims any ownership rights in the Names and goodwill of Rockford, acknowledges that the Names are the sole and exclusive property of Rockford, and agrees that it shall not take any action challenging Rockford's ownership and rights in the Names. ACI agrees that it shall not (1) take any action that would interfere with Rockford's use of the Names or (2) file applications for registration of the Names anywhere in the world.

                  3.6 Infringements. If ACI learns of any other party which it believes is infringing on Rockford's rights in the Names it shall promptly notify Rockford and shall cooperate with Rockford in any action Rockford chooses to take to protect its rights in the Names. Rockford shall have sole and exclusive control of any actions relating to such infringements.

                  3.7 No Use After Termination. Upon expiration or termination of this Agreement, ACI shall immediately cease using the Names other than for sales permitted after termination under the termination provisions of this Agreement.

         4. EXCLUSIVITY, NON-COMPETE, AND EXPANSION OF TERRITORY.

                  4.1 Mutual Exclusivity. In connection with those Products identified as "exclusive" on Exhibit A and solely during the term of this Agreement, (1) Rockford shall not sell in the United States (or license others to sell in the United States) products that compete with such exclusive Products and (2) neither ACI nor any affiliate of ACI shall sell in the United States (or license others to sell in the United States) products that compete with any of such exclusive Products.

                  4.2 Non-Compete. ACI agrees that it shall not (1) during the term of this Agreement and for one year after its termination, either directly or through any affiliate, offer for sale in the United States any products that are competitive with the exclusive Products and (2) during or at any time after the term of this Agreement, offer for sale any products using the Names, or using names, marks, or other trade dress that is confusingly similar to the Names, other than Products sold under this Agreement.

                  4.3 Additional Territories. The parties intend that this Agreement be expanded to govern sales of Products to Rockford's dealers in the remainder of the world (except Europe, where the parties existing agreement remains in force), including in particular Canada and Mexico. Rockford's relationships with dealers in the rest of the world generally involve economic and business relationships that are substantially different from Rockford's relationships with its United States dealers. Rockford and ACI acknowledge that, because of such differing relationships, sales to non-United States dealers may require economic terms substantially different from those established in this Agreement for United States dealers (including changes to the suggested dealer and retail prices, marketing and administrative fee, royalty, and terms of payment). For each country added to this Agreement, Rockford and ACI shall execute and attach to this Agreement an Addendum in the form of Exhibit C, which shall set forth the changes applicable to such country. Neither party shall be obligated to expand this Agreement to


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other countries unless the parties can agree upon appropriate terms for such an expansion and execute an Addendum for such country.

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         5. WARRANTY, TITLE, AND INDEMNITY.

                  5.1 Warranty to Dealers. Rockford and ACI shall offer Rockford's dealers and their customers warranties for the Products consistent with the warranties offered by Rockford for its own products. Such dealers and their customers shall be required to return Products requiring warranty service to Rockford.

                  5.2 ACI Warranty and Service Procedures. ACI warrants that the Products shall be free from defects in material and workmanship for the period of the warranty offered by Rockford to its dealers and their customers. Upon receipt of Products requiring warranty service Rockford shall deliver such Products to ACI. ACI shall repair or exchange returned Products, and return the Products to Rockford's dealers or their customers, at its sole expense.

                  5.3 Encumbrances, Title, and Risk of Loss. ACI warrants that the Products, upon shipment to Rockford's dealers, shall be free from any security interest, lien, or other encumbrance and that it shall transfer title to the Products to Rockford's dealers free and clear of all security interests, liens, and other encumbrances. Risk of loss from any casualty to the Products shall be on ACI until their receipt and acceptance by Rockford's dealers.

                  5.4 Indemnification and Insurance.

                           5.4.1 Indemnity by Rockford. Rockford shall defend,
indemnify and hold harmless ACI, and its officers, directors, employees, and agents, (a) from all fines, suits, proceedings, claims, demands, debts, obligations, liabilities or actions of any kind by anyone (including reasonable attorneys' fees and costs) (a "Loss") arising from or connected with the activities or operations of Rockford or its officers, directors, employees, or agents, (b) from all Loss rising out of claims by third parties that ACI's authorized use of the Names infringed on the marks or other rights of such third parties and (c) from all Loss in product liability actions brought against ACI involving the defective manufacture or design of Rockford products. Rockford shall maintain product liability insurance with insurers and in amounts reasonably satisfactory to ACI. Such insurance shall name ACI as an additional insured and shall be cancelable by the insurer only after 30 days notice to ACI.

                           5.4.2 Indemnity by ACI; Product Liability Insurance.
ACI shall defend, indemnify and hold harmless Rockford, and its officers, directors, employees, and agents, (a) from all Loss arising from or connected with the activities or operations of ACI or its officers, directors, affiliates, employees, or agents and (b) from all Loss in product liability actions brought against Rockford involving the defective manufacture or design of Products. ACI shall maintain product liability insurance with insurers and in amounts reasonably satisfactory to Rockford. Such insurance shall name Rockford as an additional insured and shall be cancelable by the insurer only after 30 days notice to Rockford.

                           5.4.3 Procedure. A party shall give notice to the
other party of any claim, as to which it intends to seek indemnity under this Agreement, promptly after the indemnified party learns of the claim. The indemnifying party shall be entitled to assume the defense of any claim and, if it does so, shall thereafter not be responsible for the expenses of


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independent counsel retained by the indemnified party. The indemnified party shall cooperate in the defense of the claim and shall not settle or compromise any claim without the indemnifying party's consent.

         6. TERM AND TERMINATION.

                  6.1 Initial and First Renewal Term. This Agreement is for an initial term from the date of its execution by Rockford and ACI until December 31, 1997. If ACI (1) is not in breach of this Agreement as of June 1, 1997, and
(2) has achieved minimum sales levels of Products agreed by ACI and Rockford, ACI shall have the right to renew this Agreement for an additional 2 year term by giving written notice to Rockford. Such notice must be given no later than June 30, 1997.

                  6.2 Renewal. Commencing December 31, 1999, this Agreement shall renew each year for additional one year terms unless either party gives written notice of non-renewal at least 180 days before a scheduled renewal.

                  6.3 Termination. This Agreement may be terminated by either party, at any time and upon written notice to the other, in any of the following events:

                           6.3.1 If a party breaches any material term of this
Agreement, and fails to correct such breach within 30 days after notice from the other party.

                           6.3.2 If either party suspends payment of its debts,
enters into or becomes subject to corporate reorganization or rehabilitation procedures, liquidation, dissolution, or bankruptcy proceedings, or makes a composition with creditors, or makes an assignment for the benefit of creditors, or seeks relief under bankruptcy or other similar laws for debtor's relief.

                           6.3.3 If the performance of the Agreement by either
party is prevented by force majeure, and such condition continues to prevent such performance for 90 days.

                  6.4 Specific Performance. In addition to its right to terminate, Rockford shall have the right to obtain temporary and permanent injunctive relief to prevent any breach or threatened breach by ACI or its affiliates of sections 3, 4, or 7 of this Agreement. ACI shall have the right to obtain temporary and permanent injunctive relief to prevent any breach or threatened breach by Rockford or its affiliates of sections 4.1 or 7 of this Agreement.

                  6.5 Termination Events. Upon expiration or termination of this Agreement (a) the parties shall settle any amounts due between them within 30 days, (b) ACI shall cease to make, use, or sell the Rockford branded Products, except for sales submitted to it by Rockford on behalf of its dealers (such sales may be made only out of inventory held by ACI at the time of termination; Rockford agrees that it will cooperate with ACI to sell such inventory on an orderly basis), (c) ACI shall continue to honor warranty claims and returns of Products sold by Rockford and delivered by ACI to Rockford's dealers and their customers, and (d) ACI shall maintain inventories of service parts for the periods required by law. Termination shall not limit or exclude any and all other rights of the parties (including rights to recover damages, to offset


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damages against any amounts due, and to equitable relief) and shall not act as an election of remedies.

         7. CONFIDENTIAL INFORMATION. During and after the term of this Agreement, ACI and Rockford will keep confidential, and will not reproduce, copy or disclose to any other person or firm, all trade secrets, dealer and customer lists, and other financial, engineering, marketing, proprietary, or confidential information ("Confidential Information") supplied to or otherwise acquired by ACI and Rockford concerning the other, the other's business or the Products. ACI and Rockford will not, during or after the term of this Agreement, use (either alone or with others), disclose to any person, or encourage anyone else to disclose any Confidential Information except for the purposes and in the manner authorized by the other party. ACI and Rockford shall take appropriate action to assure that all persons with access to Confidential Information comply with the obligations established in this section.

         8. RETURN OF DOCUMENTS. Upon termination of this Agreement, ACI shall return to Rockford all records and documents of or pertaining to Rockford or the Products and shall not make, retain or give to any other person any copy or extract of any such record or document. Upon termination of this Agreement, Rockford shall return to ACI all records and documents of or pertaining to ACI or the Products and shall not make, retain or give to any other person any copy or extract of any such record or document.

         9. INDEPENDENT CONTRACTOR RELATIONSHIP. ACI and Rockford are independent contractors responsible for hiring their own employees, exercising sole and absolute discretion, judgment and control over the management and day-to-day operations of their respective businesses, and achieving the objectives of their businesses. This Agreement does not create a relationship of principal and agent, franchisor and franchisee, joint venture, partnership or employment. Neither party shall be liable for any obligations incurred by the other except as expressly provided herein. Neither party shall act or represent itself, directly or by implication, as an agent of the other with any authority other than as set forth expressly in this Agreement.

         10. NOTICES. Notices under this Agreement shall be in writing and effective upon delivery, in person or by facsimile, or three days after mailing, first class mail, postage prepaid and return receipt requested, to the addresses stated on the signature page of this Agreement (which may be changed by notice). Notices sent by facsimile shall be confirmed by mailing (in the same manner as mailed notices), but shall be effective upon receipt of the facsimile transmission.

         11. AMENDMENT AND WAIVER. This Agreement is the entire agreement of the parties, and supersedes all prior agreements and undertakings, with respect to its subject matter. This Agreement may be amended only by a written document signed by both parties. The delay or failure of a party to exercise any rights under this Agreement, or a partial exercise of such rights, shall not constitute a waiver of such rights. Any waiver of a right, obligation or default must be in writing and signed by all parties. A waiver of one right, obligation or default shall not be construed as a waiver of any other or subsequent right, obligation or default.

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         12. GOVERNING LAW. Arizona substantive law shall govern this Agreement and any dispute arising out of or in any way relating to this Agreement or the parties' relationship under this Agreement.

         13. JURISDICTION AND VENUE. The exclusive jurisdiction and venue for any dispute arising out of or in any way relating to this Agreement or the parties' relationship under this Agreement shall be in the Superior Court for Maricopa County, Arizona, or in the Federal District Court for the District of Arizona. Each party consents to the jurisdiction of such courts for this purpose.

         14. WAIVER OF JURY TRIAL. Any dispute arising out of or in any way relating to this Agreement or the parties' relationship under this Agreement shall be tried to the court, without a jury, and each party hereby irrevocably waives any right to request a jury trial in connection with such a dispute.

         15. DISCLAIMER OF DAMAGES. ACI and Rockford irrevocably waive and relinquish any right to recover consequential or punitive damages in any dispute arising out of or in any way relating to this Agreement or the parties' relationship under this Agreement.

         16. ATTORNEYS' FEES. In any proceeding arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and other expenses incurred in connection with such proceeding.

         17. SEVERABILITY. If any provision of this Agreement is deemed contrary to, prohibited by, or invalid under applicable law, or is inoperative for any reason, that provision shall be deemed modified to the extent necessary to make it valid and operative, or if it cannot be so modified, then severed. The remainder of this Agreement shall continue in full force and effect as if the Agreement had been signed with the invalid provision so modified or eliminated.

         18. NO THIRD PARTY BENEFICIARIES. This Agreement shall not create any third party beneficiary rights.

         19. EXECUTION AND EFFECTIVE DATE. Executed, effective, and accepted in Tempe, Arizona, on 2 Sept, 1994.


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                        American Connection Incorporated, an Arizona corporation



                        By       /s/
                              ------------------------------------------------
                                 Its:     President
                                      -----------------------------------------
                        Address: American Connection Incorporated
                                          c/o Path Group, Ltd.
                                          Attn: Adrian Towland
                                          Unit 2, Desborough Industrial Park
                                          Desborough Park Road, High Wycombe
                                          Buckinghamshire, England
                                          HP12 3BG

                        Fax:     0494 461209
                              ------------------------------------------------

                        Rockford Corporation, an Arizona corporation



                        By       /s/
                              ------------------------------------------------
                                    Its:  President
                                      -----------------------------------------

                        Address: Rockford Corporation
                                          Attn: Gary Suttle
                                          546 S. Rockford Drive
                                          Tempe, Arizona 85281
                                          United States of America

                        Fax:     602 966-3639
                              ------------------------------------------------


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                                    EXHIBIT C

                                FORM OF ADDENDUM
                                       FOR
                              ADDITIONAL COUNTRIES


                  Rockford and ACI agree as follows:

         1. Country Added. ("Country") is added as a country to which the Manufacturing and Distribution Agreement between Rockford and ACI applies.

         2. Distribution Facility. ACI shall supply Country from its approved distribution center at __________________________________________.

         3. Fee and Royalty. The manufacturing and distribution fee for Country shall be ______% of the dealer price for Products. The royalty for Country shall be ______% of the dealer price for Products until _________________, 199___, and ______% thereafter.

         4. Terms. Rockford shall pay ACI's invoices for sales to dealers in Country within _____ business days.

         5. Other Changes. The following additional changes to the Agreement shall apply to sales to dealers in Country:

_______________________________________________________________________________

_______________________________________________________________________________

_______________________________________________________________________________

_______________________________________________________________________________

_______________________________________________________________________________

                  6. Application of Agreement. Except as set forth above, the Agreement shall apply to all sales to dealers in Country. This Addendum shall not affect sales to dealers in the United States or sales to dealers in countries other than the country, which shall be governed solely by the Agreement and (for other countries) addenda executed for such countries.


                       American Connection Incorporated, an Arizona corporation



                       By ____________________________________________________
                          Its:  ______________________________________________


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                       Rockford Corporation, an Arizona corporation


                       By ____________________________________________________
                          Its:  ______________________________________________



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